Exhibit 99.1

News Release

Media Contact

Susan Nelson

Dine Brands Global

MediaInquiries@dinebrands.com

Dine Brands Announces Executive Leadership Changes

Dine Brands CEO John Peyton to serve as Interim Applebee’s President

Tony Moralejo to Step Down as Applebee’s President

PASADENA, Calif., February 5, 2025 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, Fuzzy’s Taco Shop®, and IHOP®, today announced that Tony Moralejo will step down as Applebee’s President, effective March 4, 2025, and will serve as an advisor to the company through June 4, 2025. John Peyton, CEO, Dine Brands, will assume the role of Interim Applebee’s President while continuing in his current capacity.

“Tony and I share a deep respect for the DNA of Applebee’s and we are all grateful for his contributions since he took on this role two years ago. He has navigated a challenging economic environment, led an outstanding team, and strengthened our relationships with franchisees. I’m incredibly thankful for his leadership—he embodies what great leadership looks like. I look forward to building on his work and accelerating our plans to grow the brand and achieve superior results,” says John Peyton, Dine Brands CEO.

“It has been an absolute honor and privilege to serve as President of this exceptional brand. Leading this remarkable team and working alongside our dedicated franchise partners over the past two years has been an incredible experience,” added Tony Moralejo, departing Applebee’s President.

The company has initiated a nationwide search for a new leader for Applebee’s with proven expertise in brand stewardship, restaurant operations and marketing. In the meantime, Peyton will oversee the brand, collaborating with the executive team and franchisees to capitalize on growth opportunities across key areas, including digital experience, menu innovation, in-restaurant dining, off-premise, and domestic expansion.

Peyton, a seasoned brand executive, joined Dine Brands in January 2021 as CEO and brings a proven track record in operations, development, and franchisee relations. Before joining Dine Brands, he served as President and CEO of Realogy Franchise Group, following a 17-year tenure as a senior executive at Starwood Hotels and Resorts Worldwide, Inc. A recognized leader in global branding, he has extensive experience in managing large, complex organizations, driving growth at scale, and fostering innovation while maintaining operational flexibility.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® brands. As of September 30, 2024, these three brands consisted of over 3,500 restaurants across 19 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website at www.dinebrands.com.